UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 Or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 12, 2008

JMG Exploration, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-32438 (Commission File Number)	20-1373949 (IRS employer identification no.)
180 South Lake Ave. Seventh Floor Pasadena, CA	91101
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(626) 792-3842

 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

JMG Exploration, Inc. received a letter from the NYSE Arca Exchange on February 27, 2008 indicating that JMG is no longer in compliance with the NYSE Arca minimum price per share as required for continued listing. The NYSE Arca also indicated that JMG’s continual loss from operations, the existing liquidity situation and material weaknesses in internal controls are also possible grounds for delisting. The letter requested that JMG respond indicating their intent and plan to cure the price per share deficiency.

On March 7, 2008, JMG's Board of Directors determined that it could not affirm an ability to cure the price per share deficiency within the six months permitted by NYSE Arca's policies. The Board further determined to take action to initiate the trading of the Company's stock on the OTC Bulletin Board. The Company will make a further announcement regarding this transition and expects that NYSE Arca will suspend the Company’s common stock from trading in the near future.

Item 9.01    Financial Statements and Exhibits.

On March 12, 2008, JMG Exploration, Inc. issued a press release reporting that they had received a notice of noncompliance with NYSE Arca continued listing standards and filing of an application for trading on the OTC Bulletin Board. A copy of that press release is attached to this report as Exhibit 99.1.

 (c) Exhibits

Exhibit No.	Description
99.1	Press Release dated March 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2008	JMG Exploration, Inc.
/s/ Joseph W. Skeehan
Joseph W. Skeehan Chief Executive Officer

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